Exhibit 2.2

FORM OF SEPARATION AND DISTRIBUTION AGREEMENT
BY AND BETWEEN
SILVERSUN TECHNOLOGIES, INC.,
AND
SILVERSUN TECHNOLOGIES HOLDINGS, INC.

DATED AS OF [●]1

1	To be the date one day prior to the Distribution Date (as defined in the Investment Agreement).

i

SCHEDULES
Schedule 1.1(a)	Transferred Entities
Schedule 1.1(b)	Parent Retained Assets
Schedule 1.1(c)	Parent Retained Liabilities
Schedule 1.1(d)	Plan of Reorganization
Schedule 5.2	Information Provided by the Principal Investor

ii

SEPARATION AND DISTRIBUTION AGREEMENT

This Separation and Distribution Agreement (this “Agreement”), dated as of [●] is by and between SilverSun Technologies, Inc., a Delaware corporation (“Parent”), and SilverSun Technologies Holdings, Inc., a Nevada corporation and direct wholly owned subsidiary of Parent (“SpinCo” and, together with Parent, the “Parties”).

RECITALS:

WHEREAS, Parent entered into that certain Investment Agreement, dated as of December 3, 2023 (the “Investment Agreement”), by and among Parent and the Investors (as defined in the Investment Agreement) thereto, pursuant to which Parent issued and sold to each Investor (as defined in the Investment Agreement) (a) that number of shares of Preferred Stock (as defined in the Investment Agreement) and (b) that number of Warrants (as defined in the Investment Agreement), in each case set forth opposite such Investor’s name in Schedule I to the Investment Agreement;

WHEREAS, Parent, acting through itself and its Subsidiaries, currently conducts the SpinCo Business;

WHEREAS, the board of directors of Parent (“Parent Board”) has determined that it is appropriate and desirable and in the best interests of Parent and its stockholders (a) to separate the SpinCo Business from Parent (the “Separation”) in accordance with the Plan of Reorganization, (b) subject to the terms and conditions set forth in this Agreement, at the Effective Time, to make a distribution to the holders of issued and outstanding shares of common stock, par value $0.00001 per share, of Parent (the “Parent Common Stock”) as of the Distribution Record Date, of all of the issued and outstanding shares of common stock, par value $0.0001 per share, of SpinCo (each such share is individually referred to as a “SpinCo Share” and collectively referred to as the “SpinCo Common Stock”), respectively, on the basis of the Distribution Ratio (the “Distribution”), and (c) subject to the terms and conditions set forth in this Agreement, at the Effective Time, to make a distribution to the holders of issued and outstanding shares of Parent Common Stock as of the Distribution Record Date, of the Cash Dividend (as defined below);

WHEREAS, in connection with declaring the Distribution and prior to the date hereof, Parent has declared a cash dividend, in an amount per share of Parent Common Stock equal to $[●] per share, which was calculated by dividing two million five hundred thousand U.S. dollars ($2,500,000) by the number of shares of Parent Common Stock issued and outstanding as of the Distribution Record Date, to the Record Holders (the “Cash Dividend”), to be paid on the Distribution Date;

WHEREAS, SpinCo is as of the date hereof, and prior to the Distribution will be, a direct wholly owned subsidiary of Parent;

WHEREAS, prior to the Distribution, in accordance with the Plan of Reorganization, Parent will contribute all of the issued and outstanding stock of the Subsidiaries of Parent, including those set forth on Schedule 1.1(a) (the “Transferred Entities”), to SpinCo, resulting in such entities being direct wholly owned Subsidiaries of SpinCo (the “Internal Contribution”);

WHEREAS, SpinCo and Parent have prepared, and SpinCo has filed with the SEC, the Registration Statement, which sets forth certain disclosures concerning SpinCo, the Separation and the Distribution;

WHEREAS, the Parent Board and the board of directors of SpinCo have each determined that the Internal Contribution, the Separation, the Distribution, the Cash Dividend and the other transactions contemplated by this Agreement, including the Ancillary Agreements (collectively, the “Transactions”) are in the best interests of their respective companies and stockholders, as applicable, and have approved this Agreement, the Transactions and each of the Ancillary Agreements;

WHEREAS, the Parties have determined to set forth the principal corporate and other transactions required to effect the Distribution and to set forth other agreements that will govern certain other matters prior to and following the completion of the Distribution; and

WHEREAS, the Parties acknowledge that this Agreement and the Ancillary Agreements represent the integrated agreement of Parent and SpinCo relating to the Transactions, are being entered into together, and would not have been entered into independently.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1 Definitions. Unless otherwise defined herein or unless the context otherwise requires, as used in this Agreement, the following terms shall have the following meanings:

“Action” shall mean any demand, action, claim, dispute, suit, arbitration, inquiry, subpoena, proceeding or investigation, audit, counter suit, hearing or litigation of any nature whether administrative, civil, criminal, regulatory, legislative, prosecutorial or otherwise, by or before any Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” shall mean, when used with respect to any specified Person, a Person that directly or indirectly, including through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person. As used herein, “control” (including, with correlative meanings, “controlled by” and “under common control by”), when used with respect to any such specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. Unless expressly provided herein to the contrary, for purposes of this Agreement, at and after the Effective Time, no Parent Entity shall be deemed to be an Affiliate of any SpinCo Entity, and no SpinCo Entity shall be deemed to be an Affiliate of any Parent Entity.

“Agreement” shall have the meaning set forth in the Preamble to this Agreement.

“Agent” shall have the meaning set forth in Section 4.2(a).

“Ancillary Agreements” shall mean all of the written agreements, instruments, understandings, assignments or other arrangements (other than this Agreement) entered into by the Parties or any other members of their respective Groups (but only agreements as to which no Third-Party is a party) in connection with the Transactions, including the Employee Matters Agreement, the Transition Services Agreement (if any), the Tax Matters Agreement and the Transfer Documents.

“Applicable Rate” shall mean five percent (5%) over the Prime Rate (including any surcharge) as established from time to time, compounded quarterly.

“Arbitration Request” shall have the meaning set forth in Section 9.3.

“Asset” shall mean all rights, properties or other assets (including all claims, intellectual property rights and goodwill), in each case, whether real, personal or mixed, tangible or intangible, of any kind, nature and description, whether accrued, contingent or otherwise, and wheresoever situated and whether or not carried or reflected, or required to be carried or reflected, on the books and records or financial statements of the applicable Person.

“Assume” or “Assumption” shall have the meaning set forth in Section 3.1(b)(i).

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which commercial banking institutions located in the City of New York are authorized or obligated by Law to be closed.

“Cash Dividend” shall have the meaning set forth in the Recitals.

“CEO Negotiation Request” shall have the meaning set forth in Section 9.2.

“Closing” has the meaning set forth in the Investment Agreement.

“Closing Date” has the meaning set forth in the Investment Agreement.

“Contract” shall mean any written, oral, implied or other contract, agreement, covenant, lease, license, guaranty, indemnity, representation, warranty, assignment, sales order, purchase order, power of attorney, instrument or other commitment, assurance, undertaking or arrangement that is binding on any Person or entity or any part of its property under applicable Law.

“Corporate Policies” shall have the meaning set forth in Section 8.1.

“Dispute” shall have the meaning set forth in Section 9.1.

“Distribution” shall have the meaning set forth in the Recitals.

“Distribution Date” shall mean [●], which is the date of the consummation of the Distribution, and which shall be seven (7) days after the Distribution Record Date.

“Distribution Ratio” shall mean a number equal to eight (8).

“Distribution Record Date” shall mean the close of business on [●], which is the record date for determining holders of Parent Common Stock as of the Distribution Record Date entitled to receive SpinCo Shares pursuant to the Distribution. This date is one day prior to the Closing Date of the Equity Investment (as defined in the Investment Agreement).

“Effective Time” shall mean 12:01 a.m., New York City time, on the Distribution Date.

“e-mail” shall have the meaning set forth in Section 10.7.

“Employee Matters Agreement” shall mean the Employee Matters Agreement by and between Parent and SpinCo, which agreement shall be entered into prior to or on the Distribution Date, as may be amended from time to time.

“Entities” shall mean, as applicable, SpinCo and/or Parent (each, an “Entity”).

“Environmental Laws” shall mean any and all federal, state, local and foreign statutes, Laws, regulations, ordinances, rules, principles of common law, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions (including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et. seq.), whether now or hereafter in existence, relating to the environment, natural resources, human health or safety, endangered or threatened species of fish, wildlife and plants, or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including without limitation indoor or outdoor air, surface water, groundwater and surface or subsurface soils), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the investigation, cleanup or other remediation thereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Force Majeure” shall mean, with respect to a Party, an event beyond the reasonable control of such Party (or any Person acting on its behalf), which event (a) does not arise or result from the fault or negligence of such Party (or any Person acting on its behalf) and (b) by its nature would not reasonably have been foreseen by such Party (or such Person), or, if it would reasonably have been foreseen, was unavoidable, and includes acts of God, acts of civil or military authority, embargoes, epidemics, pandemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any significant and prolonged failure in electrical or air conditioning equipment.

“Governmental Authority” shall mean any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official, securities exchange (including the Nasdaq) or other regulatory, administrative or governmental or similar authority.

“Governmental Authorization” shall mean any authorization, approval, consent, waiver, license, registration, certificate or permit issued, granted or otherwise made available under the authority of any Governmental Authority.

“Group” shall mean either the SpinCo Entities, taken as a whole, or the Parent Entities, taken as a whole, as the context requires.

“Indemnifying Party” shall have the meaning set forth in Section 5.4(a)(i).

“Indemnitee” shall have the meaning set forth in Section 5.4(a)(i).

“Information Statement” shall mean the information statement, attached as an exhibit to the Registration Statement, and any related documentation to be provided to holders of Parent Common Stock in connection with the Distribution, including any amendments or supplements thereto.

“Insurance Policy” shall mean any insurance policies and insurance Contracts, including general liability, property and casualty, workers’ compensation, automobile, marine, directors & officers liability, errors and omissions, employee dishonesty and fiduciary liability policies, whether, in each case, in the nature of primary, excess, umbrella or self-insurance overage, together with all rights, benefits and privileges thereunder.

“Insurance Proceeds” shall mean those monies: (a) received by an insured from an insurance carrier; or (b) paid by an insurance carrier on behalf of the insured.

“Internal Contribution” shall have the meaning set forth in the Recitals.

“Investment Agreement” shall have the meaning set forth in the Recitals.

“JAMS Streamlined Rules” shall have the meaning set forth in Section 9.3(a).

“Law” shall mean any national, supranational, federal, state, territorial, provincial, local or similar laws (including common law), statutes, codes, orders, ordinances, regulations, rules, treaties (including tax treaties), licenses, permits, authorizations, approvals, consents, decrees, injunctions, binding judicial or administrative interpretations or other requirements or pronouncements, in each case enacted, promulgated, issued or entered by a Governmental Authority.

“Liabilities” shall mean any and all debts, guarantees, assurances, commitments, liabilities, obligations, responsibilities, Losses, damages (whether compensatory, punitive or treble), remediations, deficiencies, fines, penalties, settlements, sanctions, costs, expenses and interest of any nature or kind, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, foreseen or unforeseen, joint, several or individual, asserted or unasserted, accrued or unaccrued, known or unknown, reserved or unreserved, or determined or determinable, whenever arising, including those arising under or in connection with any Law (including any Environmental Law), Action, threatened Action, order or consent decree of any Governmental Authority or any award of any arbitration tribunal, and those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, guarantee, commitment or undertaking, whether sought to be imposed by a Governmental Authority, private party, or Party, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, or otherwise, and including any costs, expenses, interest, attorneys’ fees, disbursement and expense of counsel, expert and consulting fees and costs related thereto or to the investigation or defense thereof.

“Losses” shall mean all losses (including any diminution in value), liabilities, obligations, damages, claims, demands, penalties, judgments or settlements of any nature or kind, known or unknown, fixed, accrued, absolute or contingent, liquidated or unliquidated, including all costs and expenses (legal, accounting or otherwise as such costs are incurred, including costs of investigation and litigation).

“Nasdaq” shall mean the Nasdaq Stock Market LLC.

“Officer Negotiation Request” shall have the meaning set forth in Section 9.1.

“Parent” shall have the meaning set forth in the Preamble to this Agreement.

“Parent Board” shall have the meaning set forth in the Recitals.

“Parent Common Stock” shall have the meaning set forth in the Recitals.

“Parent Entities” shall mean Parent and each Person that is a Subsidiary of Parent (other than SpinCo and any other SpinCo Entity).

“Parent Indemnitees” shall mean:

(a) Parent and each Affiliate thereof after giving effect to the Distribution (including each Parent Entity);

(b) each of the respective Representatives of any of the entities described in the immediately preceding clause (a) and each of the heirs, executors, successors and assigns of any of such Representatives, except in the case of clause (a) and this clause (b), the SpinCo Indemnitees; provided, that a Person who was a Representative of Parent or an Affiliate thereof may be a Parent Indemnitee in that capacity notwithstanding that such Person may also be a SpinCo Indemnitee; and

(c) all Persons who at any time prior to the Effective Time are or have been stockholders, directors, officers, agents or employees of SpinCo or a Transferred Entity and who are not, as of immediately following the Effective Time, directors, officers or employees of SpinCo or another SpinCo Entity.

“Parent Retained Assets” shall mean any and all Assets listed or described on Schedule 1.1(b). Notwithstanding the foregoing, the Parent Retained Assets shall not include any Assets related or attributable to, or arising in connection with, Taxes or Tax Returns, which shall be exclusively governed by the Tax Matters Agreement. For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, the proceeds received by Parent from the transactions contemplated by the Investment Agreement shall be Parent Retained Assets.

“Parent Retained Liabilities” shall mean any and all Liabilities listed on Schedule 1.1(c). Notwithstanding the foregoing, the Parent Retained Liabilities shall not include any Liabilities to the extent related or attributable to, or arising in connection with, Taxes or Tax Returns, which shall be exclusively governed by the Tax Matters Agreement.

“Parties” shall have the meaning set forth in the Preamble to this Agreement.

“Person” shall mean any natural person, corporation, business trust, limited liability entity, joint venture, association, company, general or limited partnership, trust, unincorporated organization, any other entity, or government, or any agency or political subdivision thereof.

“Plan of Reorganization” shall mean the steps plan set forth on Schedule 1.1(d) to transfer or assign, as applicable, all Assets and Liabilities in accordance with the terms of this Agreement.

“Prime Rate” shall mean the rate that Bloomberg displays as “Prime Rate by Country United States” or “Prime Rate by Country US-BB Comp” at http://www.bloomberg.com/quote/PRIME:IND or on a Bloomberg terminal at PRIMBB Index.

“Principal Investor” shall mean Jacobs Private Equity II, LLC, a Delaware limited liability company.

“Record Holders” shall mean the holders of record of shares of Parent Common Stock on the Distribution Record Date.

“Records” shall have the meaning set forth in Section 7.1.

“Registration Statement” shall mean the registration statement on Form 10 filed by SpinCo with the SEC, which includes the Information Statement, to effect the registration of the SpinCo Shares pursuant to the Exchange Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time prior to the Distribution.

“Representative” shall mean, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives.

“SEC” shall mean the United Stated Securities and Exchange Commission.

“Separation” shall have the meaning set forth in the Recitals.

“SpinCo” shall have the meaning set forth in the Preamble to this Agreement.

“SpinCo Action” shall mean any current or future Action relating to the SpinCo Business or any SpinCo Liabilities in which one or more Parent Entities is a defendant or the party against whom a claim or investigation is directed.

“SpinCo Assets” shall mean (a) all issued and outstanding capital stock or other equity interests of the Transferred Entities and (b) all other Assets owned by Parent and its Subsidiaries immediately prior to the Effective Time, excluding the Parent Retained Assets. Notwithstanding the foregoing, the SpinCo Assets shall not include any assets related or attributable to, or arising in connection with, Taxes or Tax Returns, which shall be exclusively governed by the Tax Matters Agreement.

“SpinCo Business” shall mean (a) the business conducted by Parent or any of its Subsidiaries prior to the Closing (as defined in the Investment Agreement) and (b) the business conducted by Parent or any of its Subsidiaries following the Closing and prior to the Effective Time (other than, in the case of this clause (b), the business of Parent that Parent conducts at the direction of the Parent Board from and after the Closing (other than the business described in the foregoing clause (a))). For the avoidance of doubt, the SpinCo Business includes the business application, technology and consulting businesses of Parent and its Subsidiaries (including the business of providing business management applications and technologies and professional consulting services and cyber defense products and security services business).

“SpinCo Common Stock” shall have the meaning set forth in the Recitals.

“SpinCo Entities” shall mean (a) prior to the Effective Time, SpinCo and each Person that will be a Subsidiary of SpinCo as of immediately after the Effective Time, including the Transferred Entities, even if, prior to the Effective Time, such Person is not a Subsidiary of SpinCo; and (b) on and after the Effective Time, SpinCo and each Person that is a Subsidiary of SpinCo.

“SpinCo Indemnitees” shall mean:

(a) SpinCo and each of the other SpinCo Entities; and

(b) each of the respective Representatives of any of the entities described in the immediately preceding clause (a) and each of the heirs, executors, successors and assigns of any of such Representatives, except in the case of clause (a) and this clause (b), the Parent Indemnitees; provided, that a Person who was a Representative of SpinCo or an Affiliate thereof may be a SpinCo Indemnitee in that capacity notwithstanding that such Person may also be a Parent Indemnitee.

“SpinCo Liabilities” shall mean (a) any and all Liabilities of Parent and/or its Subsidiaries that were Liabilities as of immediately prior to (or were incurred prior to or related to any period prior to) the Effective Time, including any and all Liabilities of Parent and/or its Subsidiaries related to the SpinCo Assets or the SpinCo Business, excluding only the Parent Retained Liabilities, and (b) any and all Liabilities arising out of claims made by any Third-Party (including Parent’s or SpinCo’s respective directors, officers, stockholders, employees and agents) against any Parent Entity or SpinCo Entity to the extent relating to, arising out of or resulting from this Agreement or the Investment Agreement or the transactions contemplated hereby or thereby or the SpinCo Business or the SpinCo Assets. Notwithstanding the foregoing, the SpinCo Liabilities shall not include any Liabilities to the extent related or attributable to, or arising in connection with, Taxes or Tax Returns, which shall be exclusively governed by the Tax Matters Agreement.

“SpinCo Share” shall have the meaning set forth in the Recitals.

“Spin-Off Expenses” shall have the meaning set forth in Section 10.6.

“Subsidiary” shall mean with respect to any specified Person, any corporation, limited liability company, joint venture, partnership or other legal entity of which such Person or any of its Subsidiaries controls or owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests entitled to vote on the election of members to the board of directors or similar governing body or, in the case of a Person with no governing body, more than fifty percent (50%) of the equity or voting interests.

“Tax” shall have the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” shall mean the Tax Matters Agreement by and between Parent and SpinCo, which agreement shall be entered into prior to or on the Distribution Date, as may be amended from time to time.

“Tax Return” shall have the meaning set forth in the Tax Matters Agreement.

“Third-Party” shall mean any Person other than the Parties or any members of their respective Groups.

“Third-Party Claim” shall have the meaning set forth in Section 5.4(a)(i).

“Transactions” shall have the meaning set forth in the Recitals.

“Transfer” shall have the meaning set forth in Section 3.1(a)(i).

“Transfer Documents” shall have the meaning set forth in Section 3.1(c).

“Transferred Entities” shall have the meaning set forth in the Recitals.

“Transition Services Agreement” shall mean the Transition Services Agreement (as it may be amended from time to time) which may be entered into by Parent and SpinCo in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, pursuant to Section 5.14 of the Investment Agreement.

Section 1.2 Reference; Interpretation. References in this Agreement and in any Ancillary Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words “include,” “includes” and “including” when used in this Agreement and in any Ancillary Agreement shall be deemed to be followed by the phrase “without limitation.” Unless the context otherwise requires, references in this Agreement and in any Ancillary Agreement to Articles, Sections and Schedules shall be deemed to be references to Articles and Sections of, and Schedules to, this Agreement (or the applicable Ancillary Agreement), unless otherwise specified. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement and in any Ancillary Agreement refer to this Agreement (or such Ancillary Agreement) in its entirety and not to any particular Article, Section or provision of this Agreement (or such Ancillary Agreement). Unless otherwise stated, all references to any agreement (including this Agreement and each Ancillary Agreement) shall be deemed to include the exhibits, schedules and annexes (including all Schedules, Exhibits and Appendixes) to such agreement. The word “or” when used in this Agreement and in any Ancillary Agreement shall not be exclusive. Unless otherwise specified in a particular case, the word “days” when used in this Agreement and in any Ancillary Agreement refers to calendar days. References herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified. Unless expressly stated to the contrary in this Agreement or in any Ancillary Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to [●].2 This Agreement and the Ancillary Agreements shall be deemed to be the joint work product of the Parties and neither this Agreement nor any Ancillary Agreement shall be construed against either Party as the principal draftsperson hereof or thereof.

ARTICLE II
TAX MATTERS

Section 2.1 Tax Matters. The Tax Matters Agreement, together with this Agreement, will govern Parent’s and SpinCo’s respective rights, responsibilities and obligations after the Distribution with respect to Taxes, including ordinary course of business Taxes and Taxes, if any, incurred as a result of the Distribution. The Tax Matters Agreement sets forth the respective obligations of Parent and SpinCo with respect to the filing of Tax Returns, the administration of Tax contests, cooperation and other matters. Except as expressly set forth in this Agreement or any Ancillary Agreement, all matters relating to Taxes in connection with the Transactions shall be governed exclusively by the Tax Matters Agreement.

ARTICLE III
THE SEPARATION

Section 3.1 Transfer of Assets; Assumptions of Liabilities.

(a) Transfer and Assignment of Assets. On or prior to the Effective Time, but in any case prior to the Distribution, in accordance with the Plan of Reorganization:

(i) Transfer and Assignment of SpinCo Assets. Parent shall, and shall cause the applicable members of its Group to, transfer, contribute, assign, convey and deliver, or cause to be transferred, contributed, assigned, conveyed and delivered (“Transfer”), to SpinCo or the applicable SpinCo Entity, and SpinCo or such SpinCo Entity shall accept from Parent or the applicable other Parent Entities, all of Parent’s and the Parent Entities’ respective direct or indirect right, title and interest in and to all of the SpinCo Assets (it being understood that if any SpinCo Asset shall be held by a Transferred Entity, such SpinCo Asset shall be deemed transferred, contributed, assigned, conveyed and delivered to SpinCo as a result of the transfer of all of the equity interests in such Transferred Entity from Parent or the applicable other Parent Entities to SpinCo or the other applicable SpinCo Entities); and

2	To be the date of signing this Agreement.

(ii) Transfer and Assignment of Parent Retained Assets. SpinCo shall, and shall cause the other applicable SpinCo Entities to, Transfer to Parent, and Parent shall accept from SpinCo and the other applicable SpinCo Entities, all of SpinCo’s and such other SpinCo Entities’ respective direct or indirect right, title and interest in and to all of the Parent Retained Assets. For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, Parent shall retain, and neither SpinCo nor any other SpinCo Entity shall acquire or be allowed to retain, any and all rights, title and interest in and to all of the Parent Retained Assets.

(b) Acceptance and Assumption of Liabilities. Except as otherwise specifically set forth in any Ancillary Agreement, on or prior to the Effective Time, but in any case prior to the Distribution, in accordance with the Plan of Reorganization:

(i) Acceptance and Assumption of Parent Retained Liabilities. Parent shall accept, assume (or, as applicable, retain) and agrees to faithfully perform, discharge and fulfill (“Assume” or “Assumption”) all of the Parent Retained Liabilities and Parent shall be responsible for all Parent Retained Liabilities in accordance with their respective terms, regardless of (A) when or where such Liabilities arose or arise (so long as they arose after the Closing), (B) whether the facts upon which they are based occurred prior to, on or subsequent to the Effective Time (so long as such facts occurred after the Closing), and (C) where or against whom such Liabilities are asserted or determined; and

(ii) Acceptance and Assumption of SpinCo Liabilities. SpinCo shall, and shall cause the other applicable SpinCo Entities to, Assume all the SpinCo Liabilities and SpinCo and the other SpinCo Entities shall be responsible for all SpinCo Liabilities in accordance with their respective terms regardless of (A) when or where such Liabilities arose or arise, (B) whether the facts upon which they are based occurred prior to, on or subsequent to the Effective Time, (C) where or against whom such Liabilities are asserted or determined and (D) regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any Parent Entity or SpinCo Entity, as the case may be, or any of their past or present respective directors, officers, employees, agents, Subsidiaries or Affiliates.

(c) Transfer Documents. In furtherance of the Transfer of the Assets in accordance with Section 3.1(a) and the Assumption of the Liabilities in accordance with Section 3.1(b), (i) each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, to the other Party, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of such Party’s and the applicable members of its Group’s right, title and interest in and to such Assets to the other Party and the applicable members of its Group in accordance with Section 3.1(a), and (ii) each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, to the other Party, such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Liabilities by such Party and the applicable members of its Group in accordance with Section 3.1(b). All of the foregoing documents contemplated by this Section 3.1(c) shall be referred to collectively herein as the “Transfer Documents.”

(d) Consents. The Parties shall use their commercially reasonable efforts to obtain, at SpinCo’s sole cost and expense, the required consents to Transfer any Assets, Contracts, licenses, permits and authorizations issued by any Governmental Authority or parts thereof, as contemplated by this Agreement, prior to the Effective Time, or, pursuant to Section 4.14, following the Effective Time.

(e) Waiver of Bulk-Sale and Bulk-Transfer Laws. To the extent permissible under applicable Law, SpinCo hereby waives compliance by each Parent Entity with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the SpinCo Assets. To the extent permissible under applicable Law, Parent hereby waives compliance by each SpinCo Entity with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Parent Retained Assets.

Section 3.2 Transfers Not Effected on or Prior to the Effective Time; Transfers Deemed Effective as of the Effective Time.

(a) To the extent that any Transfers of Assets (including any entity) or Assumption of Liabilities contemplated by this Article III or any other Ancillary Agreement shall not have been consummated at or prior to the Effective Time, the Parties shall use commercially reasonable efforts to effect such Transfers or Assumptions as promptly following the Effective Time as shall be practicable.

(b) In the event that any such Transfer of Assets (including any entity) or Assumption of Liabilities has not been consummated, from and after the Effective Time (i) the Party retaining such Asset shall thereafter hold such Asset for the use and benefit of the Party entitled thereto (at the expense of the Person entitled thereto) and (ii) the Party intended to Assume such Liability shall, or shall cause its applicable Subsidiary to, (A) pay or reimburse the Party retaining such Liability for all amounts paid or incurred in connection with the retention of such Liability and (B) perform any non-monetary Liabilities in the place of the Party retaining such Liability to the extent such performance is commercially practicable, permitted under applicable Law and does not result in a breach or default (or give rise to any termination rights, penalties or other remedies for the benefit of any counterparty) under any applicable Contract. To the extent the foregoing applies to any Contracts to be assigned for which any necessary consents or Governmental Authorizations are not received prior to the Effective Time, the treatment of such Contracts shall, for the avoidance of doubt, be subject to Section 4.14, to the extent applicable.

(c) If and when the consents, Governmental Authorizations and/or conditions, the absence or non-satisfaction of which caused the deferral of Transfer of any Asset or deferral of the Assumption of any Liability pursuant to Section 3.2(a), are obtained or satisfied, as applicable, the Transfer, assignment, Assumption or novation of the applicable Asset or Liability shall be effected in accordance with and subject to the terms of this Agreement and/or the applicable Ancillary Agreement, and shall be deemed to be effective as of the Effective Time.

(d) Except as otherwise stated herein or in any Ancillary Agreement, the Party retaining any Asset (including any entity) or Liability shall not be obligated to expend any money to Transfer such Asset to such other Party unless the necessary funds are advanced, assumed, or agreed in advance to be reimbursed by the Party entitled to such Asset or the Person intended to be subject to such Liability, other than reasonable attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by the Party entitled to such Asset or the Person intended to be subject to such Liability.

(e) On and prior to the eighteen (18)-month anniversary following the Effective Time, if any Party owns any Asset, that, although not Transferred pursuant to this Agreement, is mutually agreed by such Party and the other Party in their good faith judgment to be an Asset that more properly (given the intention of this Agreement) belongs to the other Party or a Subsidiary of the other Party (other than (for the avoidance of doubt) any Asset acquired from an unaffiliated third party by a Parent Entity or SpinCo Entity following the Effective Time), then the Party owning such Asset shall, as applicable (i) Transfer any such Asset to the other Party or the Subsidiary of the other Party identified as the appropriate transferee and following such Transfer, such Asset shall be a Parent Retained Asset or SpinCo Asset, as the case may be, or (ii) grant such mutually agreeable rights with respect to such Asset to permit such continued use, subject to, and consistent with this Agreement, including with respect to Assumption of associated Liabilities.

(f) The Parties acknowledge that after the Effective Time, each Party may receive mail, packages and other communications properly belonging to the other Party. Accordingly, at all times after the Effective Time, each Party authorizes the other Party to receive and open all mail, packages and other communications received by the other Party and not unambiguously intended for the other Party, any Parent Entity or SpinCo Entity or any of their respective officers or directors, and to the extent that they do not relate to the business of the receiving Party, the receiving Party shall promptly deliver such mail, packages or other communications (or, in case the same relate to both businesses, copies thereof) to the other Party as provided for in Section 10.7. The provisions of this Section 3.2(f) are not intended to, and shall not, be deemed to constitute an authorization by any Party to permit the other to accept service of process on its behalf and no Party is or shall be deemed to be the agent of the other Party for service of process purposes.

Section 3.3 Termination of Affiliate Agreements.

(a) Except as set forth in Section 3.3(b), in furtherance of the releases and other provisions of Section 5.1, SpinCo and each of the other SpinCo Entities, on the one hand, and Parent and each other Parent Entity, on the other hand, hereby terminate any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among SpinCo and/or any other SpinCo Entities, on the one hand, and Parent and/or any other Parent Entities, on the other hand, effective as of the Effective Time, and without any further obligation or liability thereunder. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Effective Time. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b) Notwithstanding anything to the contrary herein, the provisions of Section 3.3(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof): this Agreement and the Ancillary Agreements and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by any of the Parties or any of the members of their respective Groups or to be continued from and after the Effective Time.

ARTICLE IV
THE DISTRIBUTION

Section 4.1 Conditions to the Distribution.

(a) The consummation of the Distribution will be subject to the satisfaction or waiver by Parent in its sole and absolute discretion, of the following conditions:

(i) The SEC shall have declared effective the Form 10; no order suspending the effectiveness of the Form 10 shall be in effect; and no proceedings for such purposes shall have been instituted or threatened by the SEC;

(ii) The Information Statement shall have been mailed or otherwise made available to the holders of Parent Common Stock on the Distribution Record Date;

(iii) The Transfer of the SpinCo Assets and Assumption of the SpinCo Liabilities contemplated to be transferred from Parent (or the applicable members of its Group) to SpinCo (or the applicable members of its Group) on or prior to the Distribution shall have occurred as contemplated by Section 3.1(a) and Section 3.1(b), and the Transfer of the Parent Retained Assets and Assumption of the Parent Retained Liabilities contemplated to be transferred from SpinCo (or the applicable members of its Group) to Parent (or the applicable members of its Group) on or prior to the Distribution Date shall have occurred as contemplated by Section 3.1(a) and Section 3.1(b), in each case pursuant to the Plan of Reorganization and in accordance with and subject to the terms of this Agreement;

(iv) Each of the Ancillary Agreements shall have been duly executed and delivered by the applicable parties thereto;

(v) No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Separation, the Distribution or any of the transactions related thereto shall be pending or in effect; and

(vi) The SpinCo Shares to be distributed to the Record Holders in the Distribution shall have been approved for quotation on OTCQX, subject to official notice of distribution.

(b) The foregoing conditions are for the benefit of Parent and shall not give rise to or create any duty on the part of Parent or the Parent Board to waive or not waive any such condition or in any way limit Parent’s right to terminate this Agreement as set forth in Section 10.12. If Parent waives any material condition, it shall promptly issue a press release disclosing such fact and file a Current Report on Form 8-K with the SEC describing such waiver.

Section 4.2 Distribution.

(a) Subject to Section 4.1 and Section 4.4, on or prior to the Distribution Date, Parent shall deliver to Pacific Stock Transfer, Inc. (the “Agent”) a stock ledger representing all of the issued and outstanding SpinCo Shares, in each case, endorsed by Parent, for the benefit of the Record Holders, and Parent shall instruct the Agent to distribute, on or as soon as practicable following the Distribution Date, such number of the SpinCo Shares to the Record Holders, all as further contemplated by the Registration Statement and hereby. SpinCo shall provide any share certificates that the Agent shall require in order to effect the Distribution. The Distribution shall be effective at the Effective Time. SpinCo and Parent, as the case may be, will provide to the Agent any information required in order to complete the Distribution. The Distribution shall be effective as of the Effective Time.

(b) The SpinCo Shares issued in the Distribution are intended to be distributed only pursuant to a book entry system. Parent shall instruct the Agent to deliver the SpinCo Shares previously delivered to the Agent to a depositary and to mail to each Record Holder a statement of the SpinCo Common Stock credited to such holder’s account.

(c) Subject to Section 4.1(a) and Section 4.2(d), each Record Holder will be entitled to receive in the Distribution a number of whole SpinCo Shares equal to (A) the number of shares of Parent Common Stock held on the Distribution Record Date by such Record Holder multiplied by (B) the Distribution Ratio.

(d) For the avoidance of doubt, no fractional shares will be distributed or credited to book-entry accounts in connection with the Distribution.

Section 4.3 Cash Dividend. On the Distribution Date, the Cash Dividend shall be paid to the Record Holders.

Section 4.4 Cooperation. SpinCo shall cooperate with Parent in all respects to accomplish the Distribution and shall, at Parent’s direction, promptly take any and all actions necessary or desirable to effect the Distribution.

Section 4.5 Internal Contribution; Plan of Reorganization. Prior to the Distribution, Parent, SpinCo and each of their Subsidiaries shall take all necessary actions so that the Internal Contribution and the Plan of Reorganization shall have been completed prior to the Effective Time.

Section 4.6 Charter; Bylaws. On or prior to the Distribution Date, SpinCo and Parent shall take all necessary actions to adopt, as of the Effective Time, the forms of certificate of incorporation and bylaws of SpinCo in substantially the form filed by SpinCo with the SEC as exhibits to the Registration Statement.

Section 4.7 SpinCo Directors and Officers. On or prior to the Distribution Date, Parent and SpinCo shall take all necessary actions so that as of the Effective Time: (a) the directors and executive officers of SpinCo shall be those set forth in the Information Statement mailed or otherwise made available, prior to the Distribution Date, to the Record Holders, unless otherwise agreed by the Parties and (b) SpinCo shall have such other officers as SpinCo shall appoint.

Section 4.8 Securities Laws Matters. SpinCo shall file any amendments or supplements to the Form 10 as may be necessary or advisable in order to cause the Form 10 to become and remain effective as required by the SEC or federal, state or other applicable securities Laws. Parent and SpinCo shall take all such action as may be necessary or appropriate under the securities or blue sky Laws of the United States (and any comparable Laws under any foreign jurisdiction) in connection with the Distribution.

Section 4.9 Stock-Based Employee Benefit Plans. Parent and SpinCo shall take all actions as may be necessary to approve the grants of adjusted equity awards by Parent (in respect of Parent Common Stock) and SpinCo (in respect of SpinCo Shares) in connection with the Distribution in order to satisfy the requirements of Rule 16b-3 under the Exchange Act.

Section 4.10 OTCQX Application; Notice to OTC Markets.

(a) Prior to the Distribution Date, Parent and SpinCo shall prepare and file with OTC Markets an application and related documents and shall take all such other actions with respect thereto as shall be necessary or desirable in order to cause OTC Markets to quote SpinCo Shares on the OTCQX market tier on or prior to the Distribution Date, subject to official notice of issuance.

(b) Prior to the Distribution, Parent shall, to the extent possible, give Nasdaq not less than ten (10) days’ advance notice of the Distribution Record Date in compliance with Rule 10b-17 under the Exchange Act.

Section 4.11 Removal of Certain Guarantees; Releases from Liabilities.

(a) Prior to the Effective Time, SpinCo shall, and shall cause the respective members of its Group to, (i) fully and unconditionally release and discharge Parent and each other Parent Entity from all SpinCo Liabilities and (ii) obtain, or cause to be obtained, any consent, substitution or amendment required to novate, assign or extinguish all SpinCo Liabilities (with respect to the Parent Entities) of any nature whatsoever transferred under this Agreement or any Ancillary Agreement, or to obtain in writing the unconditional release of the assignor so that SpinCo (or an appropriate SpinCo Entity) shall be solely responsible for the SpinCo Liabilities. Whether or not any such consent, substitution, amendment or release is obtained, nothing in this Section 4.11 shall in any way limit the obligations of the Parties under Article V. If, as and when it becomes possible to delegate, assign, novate or extinguish any SpinCo Liabilities in accordance with the terms hereof, the Parties shall promptly sign all such documents and perform all such other acts as may be necessary to give effect to such delegation, novation, extinction or other release.

(b) In the event that at any time after the Effective Time, Parent or SpinCo identifies any SpinCo Liability for which any Parent Entity is a guarantor or obligor, SpinCo shall remove such Entity removed as a guarantor of or obligor for any such SpinCo Liability as expeditiously as possible.

(c) If (i) SpinCo is unable to obtain, or to cause to be obtained, any such required removal as set forth in Section 4.11(a), or (ii) SpinCo Liabilities arise from and after the Effective Time but before the applicable Parent Entity, if such Parent Entity is a guarantor or obligor with reference to any such SpinCo Liability, is removed pursuant to Section 4.11(b), then, in either case, SpinCo shall indemnify each Parent Entity for all Liabilities incurred by any of them in such Person’s capacity as guarantor or obligor. Without limiting the foregoing, SpinCo shall, or shall cause a SpinCo Entity to, reimburse Parent as soon as practicable (but in no event later than thirty (30) days) following delivery by Parent to SpinCo of notice of a payment made pursuant to this Section 4.11 in respect of SpinCo Liabilities.

Section 4.12 Ancillary Agreements. Prior to or on the Distribution Date and prior to the Distribution, each of Parent and SpinCo shall execute and deliver all Ancillary Agreements and any other agreements in respect of the Distribution reasonably necessary or appropriate in connection with the Transactions.

Section 4.13 Acknowledgment by SpinCo. SpinCo, on behalf of itself and all SpinCo Entities, acknowledges, understands and agrees that, except as expressly set forth herein or in any Ancillary Agreement, (a) none of Parent or any other Person has, in this Agreement or in any other agreement or document, or otherwise made any representation or warranty of any kind whatsoever, express or implied, to SpinCo or any SpinCo Entity or to any director, officer, employee or agent thereof in any way with respect to any of the Transactions or the business, Assets, condition or prospects (financial or otherwise) of, or any other matter involving, the Assets, Liabilities or businesses of Parent or any Parent Entity, SpinCo or any SpinCo Entity, any SpinCo Assets, any SpinCo Liabilities or the SpinCo Business and (b) none of Parent or any other Person has made or makes any representation or warranty with respect to the Distribution or the entering into of this Agreement or the Ancillary Agreements or the Transactions. All such Assets are being Transferred on an “as is,” “where is” basis (and, in the case of any real property, by means of a quitclaim or similar form of deed or conveyance) and except as expressly set forth herein or in any other Ancillary Agreement, SpinCo and each SpinCo Entity shall bear the economic and legal risk that the SpinCo Assets shall prove to be insufficient, that the title to any SpinCo Assets shall be other than good and marketable and free from encumbrances or that any necessary approvals or notifications are not obtained or made or that any requirements of Laws or judgments are not complied with. The provisions of any related assignment agreement or other related documents are expressly subject to this Section 4.13 and Section 5.1.

Section 4.14 Further Assurances. If at any time after the Effective Time any further action is reasonably necessary or desirable to carry out the purposes of this Agreement and the Ancillary Agreements, the proper officers of each Party shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party, take all such necessary action and do and perform all such acts and things, and execute and deliver all such agreements, assurances to the extent reasonably requested to do so by the other Party, each Party agrees to execute and deliver such documents, in a form reasonably satisfactory to such Party, as may be reasonably necessary to evidence the Transfers of the SpinCo Assets and Parent Retained Assets and the assignment and Assumption of the SpinCo Liabilities and the Parent Retained Liabilities hereunder. Without limiting the foregoing, each Party shall, at SpinCo’s sole cost and expense, use its commercially reasonable efforts promptly to obtain all consents and approvals, to enter into all agreements and to make all filings and applications that may be required for the consummation of the Transactions, including all applicable Governmental Authorizations. On or prior to the Effective Time, Parent and SpinCo, in their respective capacities as direct and indirect stockholders of the members of their Groups, shall each ratify any actions that are reasonably necessary or desirable to be taken by Parent, SpinCo or any of the members of their respective Groups, as the case may be, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 4.15 Assumption of Certain Liabilities under Indemnification Agreements. Notwithstanding any provision to the contrary, SpinCo agrees that SpinCo Liabilities includes all Liabilities of the Parent Entities to any former director or officer of the Parent Entities under any indemnification agreement with such director or officer, solely to the extent that such Liabilities arise out of, or relate to, the SpinCo Assets, serving as a director or officer of the Parent Entities or SpinCo Entities, or the operation of the SpinCo Business prior to the Distribution Date.

ARTICLE V
RELEASES; INDEMNIFICATION

Section 5.1 Release.

(a) SpinCo Release of Parent. Except as provided in Section 5.1(c) and Section 5.1(d), effective as of the Effective Time, SpinCo does hereby, on behalf of itself and each other SpinCo Entity, and their respective successors and assigns, remise, release and forever discharge each Parent Indemnitee, in each case from: (i) all SpinCo Liabilities, (ii) all Liabilities arising from or in connection with the transactions contemplated by this Agreement and all other activities to implement the Separation and the Distribution and (iii) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the SpinCo Business, the SpinCo Assets or the SpinCo Liabilities.

(b) Parent Release of SpinCo. Except as provided in Section 5.1(c) and Section 5.1(d), effective as of the Effective Time, Parent does hereby, for itself and each other Parent Entity and their respective successors and assigns, remise, release and forever discharge each SpinCo Indemnitee, in each case from (i) all Parent Retained Liabilities and (ii) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case after the Closing), in each case to the extent relating to, arising out of or resulting from the Parent Retained Assets or the Parent Retained Liabilities.

(c) Obligations Not Affected. Nothing contained in this Section 5.1 shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in, or contemplated to continue pursuant to, this Agreement or any Ancillary Agreement. Without limiting the foregoing, nothing contained in this Section 5.1 shall release any Person from:

(i) any Liability assumed, transferred, assigned or allocated to such Person or any Entity affiliated with such Person in accordance with, or any other Liability of such Person or any Entity affiliated with such Person under, this Agreement or any Ancillary Agreement; and

(ii) any Liability that such Person may have with respect to indemnification or contribution pursuant to this Agreement or any Ancillary Agreement for claims brought by Third-Parties, which Liability shall be governed by the provisions of this Article V, Section 8.1 and, if applicable, the appropriate provisions of the Ancillary Agreements; and

(iii) any Liability the release of which would result in the release of any Person other than a Parent Indemnitee (in the case of the release by the SpinCo Entities) or a SpinCo Indemnitee (in the case of the release by the Parent Entities); provided that each Party agrees not to bring suit, or permit any Entity affiliated with such Party to bring suit, against any such Parent Indemnitee or SpinCo Indemnitee (as applicable) with respect to such Liability.

(d) No Claims. SpinCo shall not make, and shall not permit any other SpinCo Entity to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against any Parent Indemnitee with respect to any Liabilities released pursuant to Section 5.1(a). Parent shall not make, and shall not permit any other Parent Entity to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against any SpinCo Indemnitee with respect to any Liabilities released pursuant to Section 5.1(b).

(e) Execution of Further Releases. It is the intent of each of Parent and SpinCo by virtue of the provisions of this Section 5.1 to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed at or before the Effective Time, between or among Parent or any other Parent Entity, on the one hand, and SpinCo or any other SpinCo Entity, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such Entity(ies) at or before the Effective Time), except as expressly set forth in Section 5.1(c). At any time, at the reasonable request of a Party, the other Party will cause each Entity affiliated with such Party to execute and deliver releases reflecting the provisions hereof.

Section 5.2 Indemnification by Parent. Except as otherwise specifically set forth in any provision of this Agreement or in any Ancillary Agreements, from and after the Distribution Date, Parent shall, and shall cause each other Parent Entity to, indemnify, defend and hold harmless the SpinCo Indemnitees from and against any and all Losses of (or incurred by) the SpinCo Indemnitees to the extent arising out of, relating to or resulting from, directly or indirectly, (a) the Parent Retained Liabilities, (b) any breach by any Parent Entity of this Agreement, (c) any failure of Parent, any other Parent Entities or any other Person to pay, perform or otherwise promptly discharge any Parent Retained Liabilities in accordance with their terms, whether prior to, on or after the Effective Time or (d) solely with respect to information regarding the Investors (as defined in the Investment Agreement) provided by or on behalf of the Principal Investor in writing to Parent or SpinCo expressly for inclusion in the Registration Statement or the Information Statement, any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 5.3 Indemnification by SpinCo. Except as otherwise specifically set forth in any provision of this Agreement or in any Ancillary Agreement, from and after the Distribution Date, SpinCo shall, and shall cause the other members of the SpinCo Entities to, indemnify, defend and hold harmless the Parent Indemnitees from and against any and all Losses of (or incurred by) the Parent Indemnitees to the extent arising out of, relating to or resulting from, directly or indirectly, (a) the SpinCo Assets, the SpinCo Liabilities or the SpinCo Business, (b) any breach by any SpinCo Entity of this Agreement, (c) any failure of SpinCo, any other SpinCo Entity or any other Person to pay, perform or otherwise promptly discharge any SpinCo Liabilities in accordance with their terms, whether prior to, on or after the Effective Time, (d) any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any SpinCo Entity by any Parent Entity that survives following the Distribution or (e) all information contained in the Proxy Statement (as defined in the Investment Agreement), Registration Statement or the Information Statement or the documents incorporated by reference therein (other than any information provided by the Principal Investor and as expressly set forth on Schedule 5.2), any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 5.4 Procedures for Indemnification.

(a) Third-Party Claims.

(i) If a claim or demand is made by a Third-Party against a SpinCo Indemnitee or a Parent Indemnitee (each, an “Indemnitee”) (a “Third-Party Claim”) as to which such Indemnitee is entitled to indemnification pursuant to this Agreement, such Indemnitee shall notify the Party which is or may be required pursuant to Section 5.2 or Section 5.3 hereof to make such indemnification (the “Indemnifying Party”) in writing, and in reasonable detail, of the Third-Party Claim promptly (and in any event prior to the date that is the thirtieth (30th) Business Day after receipt by such Indemnitee of written notice of the Third-Party Claim); provided that failure to give such notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure.

(ii) Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within ten (10) Business Days after the Indemnitee’s receipt thereof), copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Notice under this Section 5.4 shall be provided in accordance with Section 10.7.

(iii) Subject to Section 5.4(a)(v), if a Third-Party Claim is made against an Indemnitee, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses and irrevocably acknowledges without condition or reservation its obligation to fully indemnify the Indemnitee therefor, to assume the defense thereof with counsel reasonably acceptable to the Indemnitee. Should the Indemnifying Party so elect to assume the defense of a Third-Party Claim, the Indemnifying Party shall, within thirty (30) days (or sooner if the nature of the Third-Party Claim so requires), notify the Indemnitee of its intent to do so, and the Indemnifying Party shall thereafter not be liable to the Indemnitee for legal defense expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, that such Indemnitee shall have the right to employ counsel (including local counsel) to represent such Indemnitee if, in such Indemnitee’s reasonable judgment, (A) an actual or a potential conflict of interest between such Indemnitee and such Indemnifying Party exists in respect of such claim which would make representation of both such Parties by one counsel inappropriate or (B) the Third-Party Claim involves substantially different defenses for the Indemnifying Party and the Indemnitee, and in such event the fees and expenses of such separate counsel (including local counsel) shall be paid by such Indemnifying Party. If the Indemnifying Party assumes such defense, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, subject to the proviso of the preceding sentence, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnitee for any period during which the Indemnifying Party has failed to assume the defense thereof (other than during the period prior to the time the Indemnitee shall have given notice of the Third-Party Claim as provided above). Additionally, the Indemnifying Party will lose his, her or its right to defend such Third-Party Claim if within thirty (30) days after receipt of written notice of such Third-Party Claim, it elects not to (or fails to elect to) defend such Third-Party Claim (or is not entitled to continue the defense of such Third-Party Claim) or it thereafter fails or ceases to defend such Third-Party Claim, diligently and in good faith, and in any such event, the Indemnitee will have the right to conduct and control the defense with counsel of his, her or its choice (the reasonable and documented out-of-pocket cost of which (including reasonable attorneys’ fees) will be an indemnifiable Loss) of such Third-Party Claim.

(iv) If the Indemnifying Party shall have assumed the defense of a Third-Party Claim as provided above, in no event will the Indemnitee admit any liability with respect to, or settle, compromise or discharge, any Third-Party Claim without the Indemnifying Party’s prior written consent (not to be unreasonably withheld, conditioned or delayed); provided, that the Indemnitee shall have the right to settle, compromise or discharge such Third-Party Claim without the consent of the Indemnifying Party if the Indemnitee releases the Indemnifying Party from its indemnification obligation hereunder with respect to such Third-Party Claim and such settlement, compromise or discharge would not otherwise adversely affect the Indemnifying Party. The Indemnifying Party shall not enter into any settlement, compromise or discharge of a Third-Party Claim without the consent (not to be unreasonably withheld, conditioned or delayed) of the Indemnitee if the settlement (A) has the effect of permitting any injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly, against the Indemnitee, (B) does not completely release the Indemnitee from all Liabilities and obligations with respect to such claim, (C) includes a statement or admission of fault, culpability or failure to act by or on behalf of the Indemnitee, or (D) is otherwise prejudicial to the Indemnitee. If an Indemnifying Party elects not to assume the defense of a Third-Party Claim, fails to notify an Indemnitee of its election to do so as provided herein or is not permitted to assume such defense as provided herein, such Indemnitee may compromise, settle or defend such Third-Party Claim; provided that the Indemnitee shall not compromise or settle such Third-Party Claim without the consent of the Indemnifying Party, which consent is not to be unreasonably withheld, conditioned or delayed; provided, further, that the consent of the Indemnifying Party shall not be required if such settlement or compromise is solely for monetary damages that are fully payable by the settling or compromising Party.

(v) Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third-Party Claim (and shall be liable for the fees and expenses of counsel incurred by the Indemnitee in defending such Third-Party Claim) if the Third-Party Claim (A) seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnitee which the Indemnitee reasonably determines, after conferring with its counsel, cannot be separated from any related claim for money damages or (B) alleges a criminal violation. If such equitable relief or other relief portion of the Third-Party Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.

(vi) Subrogation. In the event of payment by an Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right or claim relating to such Third-Party Claim. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

(vii) Substitution. In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in this Section 5.4, and the Indemnifying Party shall fully indemnify the named defendant against all reasonable costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts fees and all other external expenses), the costs of any judgment or settlement and the cost of any interest or penalties relating to any judgment or settlement.

(b) Remedies Cumulative. The remedies provided in this Article V shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

Section 5.5 Indemnification Payments.

(a) Indemnification payments required by this Article V shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or a Loss is incurred. If the Indemnifying Party fails to make an indemnification payment required by this Article V within thirty (30) days after receipt of a bill therefore or notice that a Loss has been incurred, the Indemnifying Party shall also be required to pay interest on the amount of such indemnification payment, from the date of receipt of the bill or notice of the Loss to but not including the date of payment, at the Applicable Rate.

(b) The amount of any claim by an Indemnitee under this Agreement shall be reduced to reflect any Insurance Proceeds actually received (net of costs, expenses or any premium increases) by any Indemnitee that result from the Losses that gave rise to such indemnity. Notwithstanding the foregoing, no Indemnitee will be obligated to seek recovery for any Losses from any Third-Party before seeking indemnification under this Agreement and in no event will an Indemnifying Party’s obligation to indemnify and hold harmless any Indemnitee pursuant to this Agreement be conditioned upon the status of the recovery of any offsetting amounts from any such Third-Party.

(c) The provisions of this Article V (other than this Section 5.5(c)) shall not apply to Taxes and Tax matters. It is understood and agreed that Taxes and Tax matters, including the control of Tax-related proceedings, shall be governed by the Tax Matters Agreement. In the case of any conflict or inconsistency between this Agreement and the Tax Matters Agreement in relation to any matters addressed by the Tax Matters Agreement, the Tax Matters Agreement shall prevail.

Section 5.6 Covenant Not to Sue. Each Party hereby covenants and agrees that none of it, the members of such Party’s Group or any Person claiming through it shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any court, arbitrator, mediator or administrative agency anywhere in the world, alleging that: (a) the assumption of any SpinCo Liabilities by SpinCo or any other SpinCo Entity on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; (b) the retention of any Parent Retained Liabilities by Parent or any other Parent Entity on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; or (c) the provisions of this Article V are void or unenforceable for any reason.

Section 5.7 Survival of Indemnities. The rights and obligations of each of Parent and SpinCo and their respective Indemnitees under this Article V will survive (a) the sale or transfer by any Party of any Assets or businesses or the assignment by it of any Liabilities or (b) any merger, consolidation, business combination, sale of all or substantially all of its Assets, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of the members of its Group.

ARTICLE VI
LITIGATION MATTERS

Section 6.1 Litigation Matters. As of and following the Distribution Date, SpinCo shall, and, as applicable, shall cause the other SpinCo Entities to (a) diligently conduct, at its sole cost and expense, the defense of the SpinCo Actions and any applicable future SpinCo Actions; (b) notify Parent of material litigation developments related to the SpinCo Actions in which Parent is a named Party; and (c) agree not to file any cross claim or institute separate legal proceedings against Parent or any Parent Entity in relation to the SpinCo Actions. Upon the settlement or judgment of any SpinCo Action, SpinCo shall be responsible for all Liabilities arising out of such settlement or judgment. Parent shall promptly (i) provide any documents or other correspondence received in connection with any pending SpinCo Actions to SpinCo and (ii) pay any amounts received in such settlement of any SpinCo Actions to SpinCo (net of any amounts due and owing to Parent or any of its Subsidiaries from SpinCo or any of its Subsidiaries). SpinCo agrees that at all times from and after the Effective Time, if an Action currently exists or is commenced by a Third-Party with respect to which Parent (or any Parent Entity) is a named defendant but such Action is otherwise not a Liability allocated to Parent under this Agreement or any Ancillary Agreement, then SpinCo shall use commercially reasonable efforts to cause the named but not liable defendant to be removed from such Action. Notwithstanding anything in this Section 6.1 to the contrary, Parent shall have the right to participate in the defense of any SpinCo Action from which it has not been removed, and to be represented by attorneys of its own choosing and at SpinCo’s sole cost and expense. SpinCo shall indemnify and hold harmless Parent and the other Parent Entities against SpinCo Liabilities arising in connection with any Action.

ARTICLE VII
ACCESS TO INFORMATION; CONFIDENTIALITY

Section 7.1 Access to Information. Subject to Section 7.2, from and after the Distribution Date through the fifth anniversary thereof, each of Parent and SpinCo shall afford to the other and its authorized Representatives reasonable access during normal business hours, subject to appropriate processes for classified, privileged or confidential information, to the Representatives, properties, and records (“Records”) of, in the possession of or in the control of the non-requesting Party and its Subsidiaries (a) insofar as such access is reasonably required by the requesting Party and relates to such other Party or the conduct of its business prior to the Effective Time, (b) if such information is required by the requesting Party to comply with its obligations under this Agreement or any Ancillary Agreement or (c) such information is required by the requesting Party to comply with any laws or regulations or stock exchange rules or obligations imposed by any Governmental Authority, including the obligation to verify the accuracy of internal controls over information technology reporting of financial data and related processes employed in connection with verifying compliance with Section 404 of the Sarbanes-Oxley Act of 2002, in each case, at the requesting Party’s sole cost and expense. Notwithstanding the foregoing, neither Parent nor SpinCo shall be required to provide such access if it reasonably determines that it would (i) materially disrupt or impair the business or operations of Parent or SpinCo, as applicable, or any of its respective Subsidiaries, (ii) cause a violation of any Contract to which Parent or SpinCo is a party, (iii) constitute a violation of any applicable Law or (iv) cause a material risk of disclosure of any information that in the reasonable judgment of Parent or SpinCo, as applicable, would result in the disclosure of any trade secrets of Third-Parties. Nothing herein shall require Parent or SpinCo or any of their respective Subsidiaries to disclose information to the extent such information would result in a waiver of attorney-client privilege, work product doctrine or similar privilege or violate any confidentiality obligation of such Party existing as of the date of this Agreement (provided that such Party shall use reasonable best efforts to permit such disclosure to be made in a manner consistent with the protection of such privilege or to obtain any consent required to permit such disclosure to be made without violation of such confidentiality obligations, as applicable). Each Party shall cause its and its Subsidiaries’ employees to, and shall use commercially reasonable efforts to cause its Representatives’ employees to, when on the property of any Party or its Subsidiaries, or when given access to any facilities, systems, infrastructure or personnel of the other Party or any members of its Group, conform to the policies and procedures of such Party and its Group concerning health, safety, conduct and security that are made known or provided to the accessing Party from time to time. Without limiting the generality of the foregoing, until the end of Parent’s fiscal year during which the Distribution Date occurs (and for a reasonable period of time afterwards as required for each Party to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution Date occurs), each Party shall use commercially reasonable efforts to cooperate with the other Party’s information requests to enable (A) the other Party to meet its timetable for dissemination of its earnings releases, financial statements and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K promulgated under the Exchange Act and (B) the other Party’s accountants to timely complete their review of the quarterly financial statements and audit of the annual financial statements, including, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder and any other applicable Laws.

Section 7.2 Confidentiality.

(a) From and after the Effective Time until the five (5)-year anniversary of the Effective Time, except as provided herein or except as required to comply with applicable Law, Parent and the other Parent Entities, on the one hand, and SpinCo and the other SpinCo Entities, on the other hand, shall not use or permit the use of and shall keep, and shall cause their respective Representatives to keep, confidential all confidential and proprietary information concerning the other Party or any members of the other Party’s Group that is either in its possession, custody or control or is furnished by any such other Party or any member of such Party’s Group or their respective Representatives at any time pursuant to this Agreement, any Ancillary Agreement or otherwise, and each Party shall not (without the prior written consent of the other) otherwise release or disclose such information to any other Person except such Party’s

Representatives, except, in each case, to the extent that such confidential and proprietary information is required to be disclosed to comply with this Agreement or any Ancillary Agreement or has been (i) in the public domain or generally available to the public, other than as a result of a disclosure by such Party or any member of such Party’s Group or any of their respective Representatives in violation of this Agreement, (ii) later lawfully acquired from other sources by such Party (or any member of such Party’s Group), which sources are not themselves bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such confidential and proprietary information, or (iii) independently developed or generated without reference to or use of any confidential or proprietary information of the other Party or any member of such Party’s Group. If any confidential and proprietary information of one Party or any member of its Group is disclosed to the other Party or any member of such other Party’s Group in connection with providing services to such first Party or any member of such first Party’s Group under this Agreement or any Ancillary Agreement, then such disclosed confidential and proprietary information shall be used only as required to perform such services.

(b) In the event that a Party or any member of its Group either determines on the advice of its counsel that it is required to disclose any information pursuant to applicable Law or receives any request or demand under lawful process or from any Governmental Authority to disclose or provide information of the other Party (or any member of the other Party’s Group) that is subject to the confidentiality provisions hereof, such Party shall notify the other Party (to the extent legally permitted) as promptly as practicable under the circumstances prior to disclosing or providing such information and shall cooperate, at the expense of the other Party, in seeking any appropriate protective order requested by the other Party. In the event that such other Party fails to receive such appropriate protective order in a timely manner and the Party receiving the request or demand reasonably determines that its failure to disclose or provide such information shall actually prejudice the Party receiving the request or demand, then the Party that received such request or demand may thereafter disclose or provide information to the extent required by such Law (as so advised by its counsel) or by lawful process or such Governmental Authority, and the disclosing Party shall promptly provide the other Party with a copy of the information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such information was disclosed, in each case to the extent legally permitted.

(c) Each Party shall be deemed to have satisfied its obligation to hold confidential any information concerning or owned by the other Party or any Entity affiliated with the other Party, if it exercises the same care as it takes to preserve confidentiality for its own similar information.

Section 7.3 Ownership of Information. Any information owned by one Party or any of its Subsidiaries that is provided to a requesting Party pursuant to this Article VII shall be deemed to remain the property of the providing Person. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such information.

Section 7.4 Retention of Records. Except (a) as provided in the Tax Matters Agreement or (b) when a longer retention period is otherwise required by Law or agreed to in writing by Parent and SpinCo, the Parent Entities and the SpinCo Entities shall use commercially reasonable efforts, which shall be no less rigorous than those used for retention of such Party’s own Records, to retain all Records in their respective possession or control at the Effective Time for the periods of time provided in each Party’s record retention policy (with respect to the documents of such Party and without regard to the Distribution or its effects) as in effect on the Distribution Date or such other policies as may be adopted by Parent after the Effective Time. Notwithstanding the foregoing, in lieu of retaining any specific Records, Parent or SpinCo may offer in writing to deliver such Records to the other and, if such offer is not accepted within ninety (90) days, the offered Records may be destroyed or otherwise disposed of at any time. If a recipient of such offer shall request in writing prior to the scheduled date for such destruction or disposal that any of Records proposed to be destroyed or disposed of be delivered to such requesting Party, the Party proposing the destruction or disposal shall promptly arrange for delivery of such of the Records as was requested (at the cost of the requesting Party). Notwithstanding the foregoing, each Party shall preserve and keep all documents subject to a litigation hold as of the date of this Agreement until such Party has been notified that such litigation hold is no longer applicable.

ARTICLE VIII
CERTAIN OTHER MATTERS

Section 8.1 Insurance. Parent and SpinCo acknowledge that the Insurance Policies and insurance coverage maintained in favor of the SpinCo Entities, are part of the corporate insurance program maintained by the SpinCo Entities and their respective Affiliates (such policies, the “Corporate Policies”), and such coverage will not be available or transferred to any other Parent Entity for any occurrence arising following the Distribution Date. In no event shall Parent or any other Parent Entities or any Parent Indemnitee have any Liability or obligation whatsoever to any SpinCo Entity in the event that any Corporate Policies or other Corporate Policy-related contract shall be terminated or otherwise cease to be in effect for any reason, shall be unavailable or inadequate to cover any Liability of any SpinCo Entity for any reason whatsoever or shall not be renewed or extended beyond the current expiration date.

Section 8.2 Post-Effective Time Conduct. The Parties acknowledge that, after the Effective Time, each Party shall be independent of the other Party, with responsibility for its own actions and inactions and its own Liabilities relating to, arising out of or resulting from the conduct of its business, operations and activities following the Effective Time, except as may otherwise be provided in any Ancillary Agreement, and each Party shall (except as otherwise provided in Article V) use commercially reasonable efforts to prevent such Liabilities from being inappropriately borne by the other Party.

Section 8.3 Late Payments. Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement or any Ancillary Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within thirty (30) days after receipt of such bill, invoice or other demand) shall accrue interest at the Applicable Rate.

Section 8.4 Inducement. SpinCo acknowledges and agrees that Parent’s willingness to cause, effect and consummate the Separation and the Distribution has been conditioned upon and induced by SpinCo’s covenants and agreements in this Agreement and the Ancillary Agreements, including SpinCo’s assumption of the SpinCo Liabilities pursuant to the Separation and the provisions of this Agreement and SpinCo’s covenants and agreements contained in Article V.

ARTICLE IX
DISPUTE RESOLUTION

Section 9.1 Good Faith Officer Negotiation. Subject to Section 9.4, either Party seeking resolution of any dispute, controversy or claim arising out of or relating to this Agreement or any Ancillary Agreement (including regarding whether any Assets are SpinCo Assets, any Liabilities are SpinCo Liabilities or the validity, interpretation, breach or termination of this Agreement or any Ancillary Agreement) (a “Dispute”), shall provide written notice thereof to the other Party (the “Officer Negotiation Request”). Within ten (10) days after the delivery of the Officer Negotiation Request, the Parties shall attempt to resolve the Dispute through good faith negotiation. All such negotiations shall be conducted by executives who hold, at a minimum, the title of Senior Vice President and who have authority to settle the Dispute. All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If the Parties are unable for any reason to resolve a Dispute within ten (10) days after receipt of the Officer Negotiation Request, and such ten (10)-day period is not extended by mutual written consent of the Parties, the Chief Executive Officers of the Parties shall enter into good faith negotiations in accordance with Section 9.2.

Section 9.2 CEO Negotiation. If any Dispute is not resolved pursuant to Section 9.1, the Party that delivered the Officer Negotiation Request shall provide written notice of such Dispute to the Chief Executive Officer of each Party (a “CEO Negotiation Request”). As soon as reasonably practicable following receipt of a CEO Negotiation Request, the Chief Executive Officers of the Parties shall begin conducting good faith negotiations with respect to such Dispute. All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If the Chief Executive Officers of the Parties are unable for any reason to resolve a Dispute within ten (10) days after receipt of a CEO Negotiation Request, and such ten (10)-day period is not extended by mutual written consent of the Parties, the Dispute shall be submitted to arbitration in accordance with Section 9.3.

Section 9.3 Arbitration.

(a) In the event that a Dispute has not been resolved within ten (10) days after the receipt of a CEO Negotiation Request in accordance with Section 9.2, or within such longer period as the Parties may agree in writing, then such Dispute shall, upon the written request of a Party (the “Arbitration Request”), be submitted to be finally resolved by binding arbitration. The JAMS Streamlined Arbitration Rules and Procedures (“JAMS Streamlined Rules”) in effect at the time of the arbitration shall govern the arbitration, except as they may be modified herein or by mutual written agreement of the Parties. The arbitration shall be held in (i) New York City, New York or (ii) such other place as the Parties may mutually agree in writing. Unless otherwise agreed by the Parties in writing, any Dispute to be decided pursuant to this Section 9.3 will be decided (x) before a sole arbitrator if the amount in dispute, inclusive of all claims and counterclaims, totals less than $500,000, or (y) by a panel of three (3) arbitrators if the amount in dispute, inclusive of all claims and counterclaims, totals $500,000 or more.

(b) The panel of three (3) arbitrators will be chosen as follows: (i) within ten (10) days from the date of the receipt of the Arbitration Request, each Party will name an arbitrator; and (ii) the two (2) Party-appointed arbitrators will thereafter, within ten (10) days from the date on which the second (2nd) of the two (2) arbitrators was named, name a third (3rd), independent arbitrator who will act as chairperson of the arbitral tribunal. In the event that either Party fails to name an arbitrator within ten (10) days from the date of receipt of the Arbitration Request, then upon written application by either Party, that arbitrator shall be appointed pursuant to the JAMS Streamlined Rules. In the event that the two (2) Party-appointed arbitrators fail to appoint the third (3rd), then the third (3rd) independent arbitrator will be appointed pursuant to the JAMS Streamlined Rules. If the arbitration will be before a sole independent arbitrator, then the sole independent arbitrator will be appointed by agreement of the Parties within ten (10) days from the date of receipt of the Arbitration Request. If the Parties cannot agree to a sole independent arbitrator during such ten (10)-day period, then upon written application by either party, the sole independent arbitrator will be appointed pursuant to the JAMS Streamlined Rules.

(c) The arbitrator(s) will have the right to award, on an interim basis, or include in the final award, any relief that it deems proper in the circumstances, including money damages (with interest on unpaid amounts from the due date), injunctive relief (including specific performance) and attorneys’ fees and costs; provided that the arbitrator(s) will not award any relief not specifically requested by the Parties. Upon selection of the arbitrator(s) following any grant of interim relief by a special arbitrator or court pursuant to Section 9.4, the arbitrator(s) may affirm or disaffirm that relief, and the Parties will seek modification or rescission of the order entered by the court as necessary to accord with the decision of the arbitrator(s). The award of the arbitrator(s) shall be final and binding on the Parties, and may be enforced in any court of competent jurisdiction. The initiation of arbitration pursuant to this Article IX will toll the applicable statute of limitations for the duration of any such proceedings. Notwithstanding applicable state law, the arbitration and this agreement to arbitrate shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1, et seq.

Section 9.4 Litigation and Unilateral Commencement of Arbitration. Notwithstanding the foregoing provisions of this Article IX, (a) a Party may seek preliminary provisional or injunctive judicial relief with respect to a Dispute without first complying with the procedures set forth in Section 9.1, Section 9.2 and Section 9.3 if such action is reasonably necessary to avoid irreparable damage, and (b) either Party may initiate arbitration before the expiration of the periods specified in Section 9.1, Section 9.2 and Section 9.3 if such Party has submitted an Officer Negotiation Request, a CEO Negotiation Request and/or an Arbitration Request and the other Party has failed to comply with Section 9.1, Section 9.2 and/or Section 9.3 in good faith with respect to such negotiation and/or the commencement and engagement in arbitration. In such event, the other Party may commence and prosecute such arbitration unilaterally in accordance with the provisions of the JAMS Streamlined Rules.

Section 9.5 Dispute Resolution Coordination. Except to the extent otherwise provided in the Tax Matters Agreement, the provisions of this Article IX (other than this Section 9.5) shall not apply with respect to the resolution of any dispute, controversy or claim arising out of or relating to Taxes or Tax matters (it being understood and agreed that the resolution of any dispute, controversy or claim arising out of or relating to Taxes or Tax matters shall be governed by the Tax Matters Agreement).

ARTICLE X
MISCELLANEOUS

Section 10.1 Complete Agreement; Construction. This Agreement, including the Schedules, and the Ancillary Agreements shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous agreements, negotiations, discussions, conversations, understandings, commitments and writings with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein. This Agreement and the Ancillary Agreements together govern the arrangements in connection with the Separation and the Distribution and would not have been entered into independently.

Section 10.2 Ancillary Agreements. Except as may be expressly stated herein, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements.

Section 10.3 Representations and Warranties. Each of Parent and SpinCo represents on behalf of itself, as follows: (a) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby and (b) this Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

Section 10.4 Counterparts. This Agreement and each Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

Section 10.5 Survival of Agreements. Except as otherwise expressly set forth in this Agreement or any Ancillary Agreement, all covenants, agreements, representations and warranties of the Parties contained in this Agreement and each Ancillary Agreement, and Liability for breach of any obligations contained herein, shall survive the Separation and the Distribution and shall remain in full force and effect.

Section 10.6 Expenses. Except as otherwise expressly set forth in this Agreement, the Investment Agreement, or any Ancillary Agreement, all costs and expenses incurred prior to the Closing Date by any of the Parent Entities (other than those costs and expenses incurred by the Principal Investor) or SpinCo Entities (whether or not paid on or prior to the Closing Date) relating to or in connection with the preparation, execution, delivery, printing and implementation of this Agreement and any Ancillary Agreement, the Registration Statement, the Internal Contribution, the Plan of Reorganization, the Separation, the Distribution and the consummation of the transactions contemplated thereby (the “Spin-Off Expenses”), shall be charged to and paid by SpinCo, and shall be a SpinCo Liability hereunder. All costs and expenses incurred on or after the Closing Date by any of the Parent Entities (other than any costs or expenses relating to SpinCo, SpinCo’s Subsidiaries, SpinCo’s and its Subsidiaries’ respective directors, officers, employees, advisors or other representatives, the SpinCo Business, the SpinCo Liabilities, the SpinCo Assets, the Separation, the Distribution, this Agreement, the other Ancillary Agreements or any of the other transactions contemplated hereby or thereby or any actions taken by or at the request or direction of or on behalf of SpinCo, SpinCo’s Subsidiaries or their respective directors, officers or employees) shall be borne by Parent, and shall be a Liability of Parent. For the avoidance of doubt, the termination payment in the maximum aggregate amount equal to $3,000,000 owed to Mark Meller as a result of the Closing under the Meller Employment Agreement (as defined in the Investment Agreement) (as modified by the Meller Letter Agreement (as defined in the Investment Agreement)), shall be a Liability of Parent. For the avoidance of doubt, any and all other Liabilities under the Meller Employment Agreement (as modified by the Meller Letter Agreement) shall be a SpinCo Liability.

Except as otherwise set forth in this Agreement or any Ancillary Agreement, each Party shall bear its own costs and expenses incurred after the Distribution Date. Any amount or expense to be paid or reimbursed by any Party to any other Party shall be so paid or reimbursed promptly after the existence and amount of such obligation is determined and written demand therefor is made.

Section 10.7 Notices. All notices and other communications hereunder shall be in writing, shall reference this Agreement and shall be hand delivered or mailed by registered or certified mail (return receipt requested), or sent by electronic mail (“e-mail”), so long as no failure of delivery message is received, to the Parties at the following addresses (or at such other addresses for a Party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:

If to Parent, then to:

SilverSun Technologies, Inc.
5 American Lane
Greenwich, CT 06831
Attention: Austin Landow
Email: [Intentionally omitted]

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:	Adam O. Emmerich
Viktor Sapezhnikov
E-mail:	AOEmmerich@wlrk.com
VSapezhnikov@wlrk.com

If to SpinCo (prior to the Effective Time), then to:

SilverSun Technologies Holdings, Inc.
120 Eagle Rock Avenue
East Hanover, NJ 07936
Attention:	Mark Meller, Chief Executive Officer
E-Mail:	meller@silversuntech.com

with copy to (which shall not constitute notice) to:

Lucosky Brookman LLP
101 Wood Avenue South, 5th Floor
Woodbridge, NJ 08830
Attention:	Joseph Lucosky
Christopher Haunschild
E-Mail:	jlucosky@lucbro.com
chaunschild@lucbro.com

If to SpinCo (after the Effective Time), then to:

SilverSun Technologies Holdings, Inc.
120 Eagle Rock Avenue
East Hanover, NJ 07936
Attention:	Mark Meller, Chief Executive Officer
E-Mail:	meller@silversuntech.com

with copy to (which shall not constitute notice) to:

Lucosky Brookman LLP
101 Wood Avenue South, 5th Floor
Woodbridge, NJ 08830
Attention:	Joseph Lucosky
Christopher Haunschild
E-mail:	jlucosky@lucbro.com
chaunschild@lucbro.com

Section 10.8 Waivers. The failure of any Party to require strict performance by any other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof.

Section 10.9 Amendments; Waiver. This Agreement may not be amended or otherwise modified, except by an instrument in writing signed on behalf of each of the Parties hereto. By an instrument in writing, Parent, on the one hand, or SpinCo, on the other hand, may waive compliance by the other with any term or provision of this Agreement that the other Party was or is obligated to comply with or perform. Such waiver or failure to insist on strict compliance with such term or provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure of compliance. The waiver by any Party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 10.10 Assignment. Except as set forth in any Ancillary Agreement, neither Party may assign its rights or delegate its obligations under this Agreement or any Ancillary Agreement without the express prior written consent of the other Party hereto or other parties thereto, as applicable.

Section 10.11 Successors and Assigns. The provisions to this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 10.12 Termination. This Agreement and the Distribution can only be amended, terminated, modified, or abandoned, as applicable, by mutual agreement of the Parties. In the event of such termination, no Party shall have any Liability of any kind to the other Party or any other Person.

Section 10.13 Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any entity that is contemplated to be a Subsidiary of such Party after the Distribution Date.

Section 10.14 Third-Party Beneficiaries. Except (a) as provided in Section 5.1 for the release of any Person provided thereunder, (b) as provided in Article V relating to Indemnitees, and (c) as specifically provided in any Ancillary Agreement, the provisions of this Agreement and the Ancillary Agreements are solely for the benefit of the Parties and their respective Subsidiaries and Affiliates (including, with respect to Parent, the Parent Entities) and are not intended, and shall not be deemed, to confer upon any other Person any remedy, claim, Liability, reimbursement, cause of action or other right hereunder or thereunder.

Section 10.15 Titles and Headings. Titles and headings to Articles and Sections in this Agreement and in the Ancillary Agreements are inserted for convenience of reference purposes only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement or any Ancillary Agreement.

Section 10.16 Schedules. The Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

Section 10.17 Governing Law. This Agreement and, unless expressly provided therein, each Ancillary Agreement (and any claims or Disputes arising out of or related hereto or thereto or to the transactions contemplated hereby and thereby or to the inducement of any party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware irrespective of the choice of laws principles of the State of Delaware, including all matters of validity, construction, effect, enforceability, performance and remedies.

Section 10.18 Waiver of Jury Trial. THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

Section 10.19 Specific Performance. From and after the Distribution, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Parties agree that the Party who is, or is to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss, that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived by each of the Parties.

Section 10.20 Severability. In the event any one or more of the provisions contained in this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired or invalidated thereby. The Parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid, suitable and equitable provisions, the economic effect of which comes as close as possible to that of the original intent of the Parties with respect to such invalid, illegal or unenforceable provisions.

Section 10.21 Force Majeure. No Party shall be deemed in default of this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement for any delay or failure to fulfill any obligation (other than a payment obligation) hereunder or thereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance of such obligations (other than a payment obligation) shall be extended for a period equal to the time lost by reason of the delay. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement and the Ancillary Agreements, as applicable, as soon as reasonably practicable.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

PARENT:

SilverSun Technologies, Inc.

By:
Name:	[●]
Title:	[●]

SPINCO:

SilverSun Technologies Holdings, Inc.

By:
Name:	[●]
Title:	[●]

[Signature Page to Separation and Distribution Agreement]